Exhibit 23.3

Consent of Educa Estudos de Mercado S.A.

We hereby consent to (1) the use of and all references to the name of Educa Estudos de Mercado S.A. (including the brand “Educa Insights”) in the prospectus included in the registration statement on Form F-1 of Vitru Limited (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, the use of the information supplied by us and set forth under the “Summary,” “Presentation of Financial and Other Information,” “Industry” and “Business” sections of the Registration Statement; and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our name and information cited in the above-mentioned sections of the Registration Statement.

Sincerely,

By:	/s/ João Arthur Bündchen
	Name:	João Arthur Bündchen
	Title:	Partner

August 24, 2020